                                                           EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into as of the 20th day of July, 1998, by and between Digital Teleport, Inc., a Missouri corporation (the "Company"), and Gary W. Douglass ("Employee").

         WITNESSETH:

         WHEREAS, the Company desires to obtain the benefit of the services of Employee, and Employee desires to be employed by the Company and render such services on the terms and conditions, including compensation, hereinafter set forth;

         WHEREAS, the Company is a wholly-owned subsidiary of DTI Holdings, Inc. ("Holdings");

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:

         1. Employment. Employee is hereby employed by the Company and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. Term of Employment. The term of this Employment Agreement shall commence on the date first set forth above and shall end on the third anniversary of such date (the "Employment Period"), unless sooner terminated as provided in Section 5 hereof.

         3. Duties. Employee shall serve in a full-time capacity with the title Senior Vice President of Finance/Administration and Chief Financial Officer (which area of responsibilities may be modified from time to time by the Company's President) with the Company or the business of the Company as presently conducted and as said business may evolve during the Employment Period on a full-time basis. Employee shall also serve as an officer in the same positions for Holdings. During the Employment Period, Employee shall devote such time, attention, skill, energy and efforts as may be necessary for the faithful performance of duties assigned to Employee.

         4.  Compensation.

         (a) During the Employment Period, the Company shall pay Employee as compensation for his services during the Employment Period, a base salary (the "Base Salary") at a rate no less than Two Hundred Thousand Dollars ($200,000) per year, such Base Salary to be payable in accordance with the Company's usual payment practices. Additionally, Employee shall be entitled to participate in all of the Company's employee benefit plans generally available to employees of the Company.

         (b) Employee will be eligible each year for incentive compensation up to one-third of his Base Salary. Such incentive compensation shall be guaranteed for the first year in an amount of $66,666, and subsequent incentive compensation shall be payable in the sole and absolute discretion of the Company. Any such incentive compensation shall be payable within four weeks following June 30, 1999, 2000 and 2001 (June 30 being the Company's fiscal year end).

              (c) Employee will receive a grant of options ("Options") to purchase 200,000 shares of Holdings' outstanding common stock. Such Options shall have the features set forth in Exhibit A hereto. The grant date shall be as soon as reasonably practicable following the date hereof, not to exceed four
(4) months.

              (d) Employee will receive a grant of 200,000 shares of restricted stock of Holdings' outstanding common stock. Such grant of restricted stock shall have the features set forth in Exhibit B hereto. The grant date shall be as soon as reasonably practicable following the date hereof, not to exceed four (4) months.

              (e)  The Company will loan ("Restricted Stock Loan") to
Employee, at an interest rate at the applicable minimum federal tax rate, an amount of money sufficient to pay federal and state income taxes on the ordinary income required to be recognized by Employee upon receipt of the grant of restricted stock. The Restricted Stock Loan will have a term of three years. Such loan to be forgiven at the earliest of three years, or Employee's termination by the Company for any reason other than cause, or upon a change of control. Such loan will be made under a promissory note that shall otherwise have the terms and conditions ordinary for loans of its nature. The Company will pay to Employee cash in such amounts ("Loan Gross-Up Amounts") as are sufficient to pay federal and state income taxes on the ordinary income required to be recognized by Employee upon forgiveness of the Restricted Stock Loan and upon receipt of the Loan Gross-Up Amounts.

              (f) The Company will pay to Employee cash in such amounts ("Option Gross-Up Amounts") as are sufficient to pay federal and state income taxes on the ordinary income required to be recognized by Employee upon exercise of the Options (to a maximum of $1.1 million of ordinary income recognized upon such exercise) and upon receipt of the Option Gross-Up Amounts.

              (g) All compensation shall be subject to customary withholding taxes and other employment and usage taxes as required with respect thereto.

              5. Termination of Employment. Prior to the expiration of the Employment Period, this Employment Agreement and Employee's employment may be terminated by the Company as follows:

              (a) Upon thirty (30) days prior written notice to Employee in the event Employee becomes disabled. In the event of a disagreement concerning the existence of any such disability, the matter shall be resolved by a disinterested licensed physician chosen by the Company.

              (b) At the election of the Company, for "Cause" immediately upon notice by the Company to Employee. For the purposes of this Employment Agreement, "Cause" shall mean:

              (1) willful or prolonged absence from work by Employee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by Employee to perform his duties and responsibilities hereunder;

              (2) material breach by Employee of any of the covenants contained in this Employment Agreement;

              (3) the Employee's commission of fraud or dishonesty against the Company or willful misfeasance or nonfeasance of duty intended to injure or having the effect of injuring the reputation, business or business relationships of the Company, its subsidiaries or affiliates or their respective officers, directors or employees; or

              (4) upon a charge by a governmental entity against Employee of any crime involving moral turpitude or which could reflect unfavorably upon the Company or upon the filing of any civil action involving a charge of embezzlement, theft, fraud or other similar act.

              If Employee is terminated for cause pursuant to this Section
         5(b), the Company shall give Employee notice of which provision of this
         Section 5(b) constitutes the basis for such termination.

              (c) For any other cause or without cause, upon written notice to Employee.

              Upon termination of this Employment Agreement, all rights and obligations of the parties hereunder shall cease, except: (i) if this Employment Agreement is terminated without cause pursuant to Subsection (c) above prior to the end of the Employment Period, Employee shall receive all of his or her Base Salary for the remainder of such Employment Period plus an amount equal to the simple average of incentive compensation previously paid to Employee, prorated to the end of the Employment Period; and (ii) termination of employment pursuant to this Section 5 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 8 through 14 hereof.

              Subject to the provisions of Section 9 hereof, nothing contained herein will be construed to prevent Employee from seeking or obtaining other employment in the event the employment of Employee is terminated by the Company without cause.

         6.   Change of Control.

         (a) If during the period commencing with the date of a Change of Control (as hereinafter defined) and ending twelve months following the Change of Control (the "Change of Control Period"), the Employee is asked to relocate, is terminated without cause or there is a significant change in his duties, or
(ii) if the Employee is asked to relocate, is terminated without cause or there is a significant change in his duties within three months prior to a Change of Control unless such request, termination or change was not in connection with or not in anticipation of a Change of Control, the Employee shall be entitled to receive as compensation Change of Control Payments (as hereinafter defined). Notwithstanding anything to the contrary contained herein, nothing in this Employment Agreement shall relieve Employer of its obligation of providing Employee with all retirement and deferred compensation benefits in accordance with the terms of all retirement and deferred compensation plans in which Employee participates.

         (b) The term "Change of Control" for purposes of this section shall mean:

              (i)   any "person" (within the meaning of the Securities
Exchange Act of 1934 (the "Exchange Act"), becomes the beneficial owner of more than fifty percent (50%) of Holdings then outstanding voting securities (other than as a result of any sale by KLT Telecom Inc. of voting securities in Holdings or change of ownership of KLT Telecom Inc.);

              (ii) the shareholders of Holdings approve a definitive agreement of merger or consolidation with any other business entity other than a merger or consolidation that would result in the voting securities of Holdings outstanding immediately prior to the consummation of the merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity of such merger or consolidation outstanding immediately after such merger or consolidation (provided that if such agreement is terminated prior to consummation of such merger or consolidation, a change of control shall be deemed not to have happened for purposes of this Employment Agreement); or

              (iii) the shareholders of Holdings approve a plan of complete liquidation or dissolution of Holdings or an agreement for the sale or disposition by Holdings of all or substantially all of the assets of Holdings (provided that if such plan is terminated prior to such liquidation or dissolution, or if such agreement is terminated prior to the consummation of such sale or disposition, a change of control shall be deemed not to have happened for purposes of this Employment Agreement).

Notwithstanding the foregoing, in no event shall an initial public offering of Holdings, or an increase in the ownership of shares of voting securities by any shareholder of Holdings who beneficially owns shares of voting securities as of the date of this Employment Agreement, be considered a Change of Control.

              (c) The term "Change of Control Payments" shall mean the greater of:

                    (i) Employee's Base Salary for the remainder of the Employment Period, plus an amount equal to the simple average of incentive compensation previously paid to Employee, prorated to the end of the Employment Period; or

                    (ii) an amount equal to Employee's Base Salary for one year.

              7. Third-Party Confidentiality. Employee shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to persons not affiliated with the Company. Employee acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Employment Agreement, Employee consents to be bound by any such duty owed by the Company to any third party.

              8.   Inventions, Etc.; Confidentiality

                   (a) Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee is employed by the Company, whether or not during working hours, that relate to (i) the business and/or activities of the Company, (ii) the Company's anticipated research or development, or (iii) any work performed by Employee for the Company, shall be the sole and exclusive property of the Company, and the Company shall own any and all right, title and interest to such property. The Employee assigns and agrees to assign to the Company any and all right, title and interest in and to any such ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, whenever requested to do so by the Company, at the Company's expense, and the Employee agrees to execute any and all applications, assignments or other instruments which the Company deems desirable or necessary to protect such interests.

              (b) Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, or confidential and trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless (i) the invention relates (A) to the Company's business or (B) to the Company's actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by the Employee for the Company.

              (c) Employee acknowledges that Employee's work for the Company is expected to bring him or her into close contact with various confidential business data of the Company and its clients not readily available to the public. Accordingly, Employee:

                   (i) covenants and agrees that (A) during the Employment Period, except pursuant to appropriate safeguards on confidentiality and only in connection with the business of the Company, and (B) after the Employment Period, on any basis for any reason, Employee shall not use or disclose to anyone except authorized personnel of the Company, whether or not for his or her benefit or otherwise, any confidential matters (collectively, "Confidential Matters"), concerning the Company or its suppliers, consultants, agents or clients, whether former, current or potential (collectively, the "Clients"), including without limitation, all confidential technical information of the Company, secrets, trade secrets, formulas, proprietary software, copyrights, Client lists, lists of employees, confidential evaluations, mailing lists, details of consultant contracts, pricing policies, sales data and reports, margins, operational methods and processes, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, financial information and other confidential business affairs, learned by Employee concerning the Company, its Clients, or a third party, including without limitation, any subsidiaries, partners, affiliates, shareholders, employees, lenders, suppliers, consultants, agents or joint venture partners of the Company (collectively, "Affiliates"); and

              (ii) covenants and agrees that (A) all confidential memoranda, notes, sketches, lists (including, without limitation, mailing and customer lists), records, other confidential documents and computer diskettes (and all copies thereof) made or compiled by Employee or made available to him or her concerning the Company, its Clients and any Affiliates are the sole property of the Company, and
         (B) if such documents are in the possession or control of Employee, Employee shall deliver them, without retaining any copies thereof, to the Company promptly at the time of Employee's termination of employment or at any other time upon request by the Company.

              9.   Noncompetition/Conflicts of Interest.

              (a) Employee covenants and agrees that Employee shall not, directly or indirectly, as a principal, employee, partner, consultant, agent or otherwise, compete or assist in competitive activity with the Company, within the areas in which the Company then operates, during the Employment Period and for a period of twelve (12) consecutive months immediately following the Employment Term (the period of time during which Employee is restricted from such competition pursuant to the foregoing provisions is hereinafter referred to as the "Restricted Period") without the express prior written consent of the Company; provided, however, that the running of the Restricted Period shall be tolled during any period of time in which Employee violates the provisions herein. Without limiting the generality of what might constitute competitive activity, Employee acknowledges and agrees that any fiber-optic competitive access provider, competitive or incumbent local exchange carrier or inter-exchange carrier shall constitute competitive activity.

              (b) During the Restricted Period, Employee shall not directly or indirectly, alone or in concert with others, solicit or accept the business of any customer (or any person or entity whom the Company or any of its employees or agents has solicited as a prospective customer) ("Customer") (nor provide any services to any Customer) which was a Customer of the Company at any time during the course of Employee's employment by the Company.

              (c) During the Restricted Period, Employee shall not, directly or indirectly, alone or in concert with others, solicit or encourage any employee of the Company, or an employee of any person or entity with which the Company has an agreement through which the Company and the person or entity are to act in concert with respect to the business of the Company (a "Consultant"), to leave their respective employment or hire any employee of the Company or any person who was an employee of the Company at any time within the one (1) year period prior to the date first above written.

              (d) During the Restricted Period, Employee shall not, directly or indirectly, alone or in concert with others, encourage any consultant which is then under contract with the Company to cease to work for the Company or any Consultant.

              10. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 8 and Section 9 are reasonable and enforceable in view of the Company's legitimate interests in protecting its trade secrets and customer contacts. Employee further acknowledges that the limitations contained in Section 8 and Section 9 are reasonable as to the duration in time, as to geographic scope and as to the nature of the activities restricted. However, in the event an appropriate court determines that the provisions of Section 9 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that Section 9 may be reduced or curtailed to the extent necessary to render it enforceable.

              11. Vacation. Employee shall be entitled to three (3) weeks paid vacation per year starting at the beginning of the employment term, provided that the Company may require that such vacation shall be scheduled as mutually agreed by Employee and the Company.

              12. Non-Waiver of Rights. The Company's failure to enforce at any time any of the provisions of this Employment Agreement or to require at any time performance by the Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Employment Agreement, or any part of it, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Employment Agreement.

              13. The Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Employee's duties and obligations under the terms and provisions of Sections 8 or 9, Employee agrees that the Company shall be entitled to a temporary restraining order and a preliminary and permanent injunction to prevent such breach or threatened breach because the harm which might result to the Company's business as a result of any noncompliance by Employee with any of the provisions of Sections 8 or 9 will be irreparable. Employee acknowledges that the Company's entitlement to injunctive relief shall be in addition to the Company's entitlement to damages.

              14. Future Employment. During the Restricted Period, Employee shall inform each new employer, prior to accepting employment, of the existence of this Employment Agreement and provide that employer with a copy of it. Employee hereby authorizes the Company to forward a copy of this Employment Agreement to any actual or prospective new employer.

              15. Prior and/or Present Employment. Employee represents and warrants to the Company that Employee is a party to a noncompetition agreement with Mercantile Bancorporation dated December 22, 1996, but that this Employment Agreement, and the Employee's services to the Company under this Employment Agreement, will not violate such noncompetition agreement. Employee represents and warrants to the Company that Employee is not a party to any other agreement containing a noncompetition provision or other restriction with respect to (a) the nature of any services or business that Employee is entitled to perform or conduct for the Company or (b) the disclosure or use of any information which directly or indirectly relates to the nature of the business of the Company or the services to be rendered by Employee to the Company. Employee further certifies that Employee will not disclose or use, during Employee's employment by the Company, any confidential information that Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality before Employee's employment by the Company.

              16. Assignments. This Employment Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other corporate entity which shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Employment Agreement nor any rights hereunder are assignable by Employee.

              17. Governing Law. This Employment Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri without regard to its conflict of law rules. The parties agree that exclusive venue and jurisdiction for any action brought under this Employment Agreement shall lie in the County of St. Louis, Missouri.

              18. Amendments. No modification, amendment or waiver of any of the provisions of this Employment Agreement shall be effective unless in writing and signed by the parties hereto.

              19. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows: to the Company at Digital Teleport, Inc., 11111 Dorsett Road, St. Louis, Missouri 63043, Attn.: Richard D. Weinstein, President; and to Employee at 1008 Greystone Manor Parkway, Chesterfield, Missouri 63005; or to such other address as may have been furnished to the other party in writing.

              20. Entire Agreement. This Employment Agreement is the entire agreement between the parties and supersedes any previous oral or written agreement or understanding between the Company and Employee with respect to the subject matter hereof. There are no representations, warranties, promises or undertakings other than those expressly contained in this Employment Agreement.

              21. Confidentiality of Employment Agreement. Employee acknowledges that the terms and provisions in this Employment Agreement arise from a unique set of circumstances. Therefore, Employee agrees to keep the terms of this Employment Agreement strictly confidential and shall not reveal such terms to any person, including, without limitation, any other employee of the Company.

              22. Severability. Subject to severability provisions integral to any paragraph of this Employment Agreement, the unenforceability, invalidity or illegality of any provision of this Agreement shall not affect or impair the continuing enforceability or validity of any other part of this Agreement, all of which shall survive and be valid and enforceable.

              23. Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              24. Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

              IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.


                                 DIGITAL TELEPORT, INC.



                                 By: /s/  Richard D. Weinstein
                                    -----------------------------
                                      Richard D. Weinstein
                                      President


                                 EMPLOYEE


                                 /s/  Gary W. Douglass
                                 ---------------------------------
                                 Gary W. Douglass

                                    EXHIBIT A

                                  STOCK OPTIONS

1. The options shall be nonqualified stock options.

2. One third of the options shall become exercisable after the end of each of the first, second, and third years of the date hereof.

3. The exercisability of options shall accelerate upon a change of control.

4. Employee shall have 60 days following termination to exercise options if terminated without cause or if employee chooses to leave, or if termination occurs following a change of control.

5. The exercise price will be equal to $6.66.

6. The options will have a term of ten years.

7. Employee shall have the right to put his exerciseable options to the Company, (i) if his employment is terminated by the Company for any reason other than for cause, or (ii) upon termination of employment during the 60 days after the conclusion of the three year term hereof, in either case at "Fair Market Value", less the exercise price thereof. "Fair Market Value" shall be defined to be the greatest of (i) the exercise price used on the most recent grant of options under any company plan, (ii) the most recent sale price of any common stock, (iii) the most recent price paid by the Company to repurchase any common stock, (iv) $12.16, or (v) an amount determined by an arbitration proceeding. Only Employee may request arbitration for the determination of Fair Market Value. In such proceeding Employee must specify his estimate of fair market value, which must be at least 20% greater than the greatest amount determined by (i), (ii) or (iii). The arbitrator must select either the amount specified by Employee or the greatest of the amounts determined by (i), (ii), (iii) or (iv). The loser pays costs of arbitration.

   The put right described in this number 7 shall terminate upon consummation of an initial public offering of Holdings' common stock or, if there is a prohibition on the sale by Employee of common stock of Holdings imposed by the underwriters of such initial public offering, upon termination of such prohibition. Notwithstanding the foregoing, this put right shall not terminate unless for a period of 90 days ending on date that Employee could sell his stock as provided in the previous sentence, Holdings stock is listed on the New York Stock Exchange or the American Stock Exchange (or any successor thereto) or is quoted on the Nasdaq National Market, and the average closing price for such period is at least $12.16.

                                    EXHIBIT B

                                RESTRICTED STOCK

1. One third of the restricted stock shall vest after the end of each of the first, second, and third years of the date hereof. Vesting shall accelerate if employment is terminated by Company not for "cause". Vesting shall accelerate upon a change of control.

2. The shares may not be sold to an outside party for three years. This restriction would lapse upon a change of control.

3. If your employment is terminated (by Employee or Company for any reason), whether such termination occurs prior to or following the three year term of this Employment Agreement, vested shares are subject to mandatory redemption by the Company for the greater of $1.00 per share or the Company's book value per share. This restriction would lapse upon a change of control, or the consummation of an initial public offering of Holding's common stock.

4.   The shares shall not carry the right to vote.

5. Employee shall have the right to put his vested restricted shares to DTI following a change of control upon termination of his employment for any reason other than for cause, whether such termination occurs prior to or following the three year term of this Employment Agreement, at "Fair Market Value", for a period of 60 days from such termination. Fair Market Value shall be defined to be the greater of (i) the exercise price used on the most recent grant of options under any company plan, (ii) the sale price of any common stock, (iii) the price paid by the Company to repurchase any common stock, (iv) an amount determined by an arbitration proceeding. Only Employee may request arbitration for the determination of Fair Market Value. In such proceeding Employee must specify his estimate of fair market value, which must be at least 20% greater than the greatest amount determined by (i), (ii) or (iii). The arbitrator must select either the amount specified by Employee or the greatest of the amount determined by
     (i), (ii) or (iii). The loser pays costs of arbitration.

     The put right described in this number 5 shall terminate upon consummation of an initial public offering of Holdings' common stock or, if there is a prohibition on the sale by Employee of common stock of Holdings imposed by the underwriters of such initial public offering, upon termination of such prohibition.